                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            INTRANET SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                     [INTRANET SOLUTIONS, INC. LETTERHEAD]

                                August 12, 1999


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of IntraNet Solutions, Inc. to be held at the Marriot Southwest Hotel, 5801
Opus Parkway Minnetonka, Minnesota 55343, commencing at 3:30 p.m., Central Daylight Time, on Wednesday, September 22, 1999.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.


Sincerely,

/s/ Robert F. Olson
Robert F. Olson
Chairman, President And Chief Executive Officer

                            INTRANET SOLUTIONS, INC.
                                8091 Wallace Road
                          Minneapolis, Minnesota 55344
                   ------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ------------------------------------------

TO THE SHAREHOLDERS OF INTRANET SOLUTIONS, INC.:

         Please take notice that the Annual Meeting of Shareholders of IntraNet Solutions, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, MN 55343 at 3:30 p.m. (Central Daylight Time) on Wednesday, September 22, 1999, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

         1. To elect five directors.

         2. To approve the adoption of the IntraNet Solutions, Inc. Employee Stock Purchase Plan and to reserve for issuance thereunder 750,000 shares of the Company's common stock.

         3. To approve an amendment to the Company's Articles of Incorporation increasing the number of shares of capital stock authorized for issuance from 25,000,000 to 50,000,000.

         4. To transact any other business as may properly come before the meeting or any adjournments thereof.

         Pursuant to due action of the Board of Directors, shareholders of record on July 14, 1999, will be entitled to vote at the meeting or any adjournments thereof.

A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                      By Order of the Board of Directors

                                      INTRANET SOLUTIONS, INC.

                                      /s/ Gregg A. Waldon

                                      Gregg A. Waldon
                                      Chief Financial Officer and Secretary



Dated:  August 12, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEARS ON THE CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT
                                       OF
                            INTRANET SOLUTIONS, INC.
                                8091 Wallace Road
                          Minneapolis, Minnesota 55344
                   ------------------------------------------

                    Annual Meeting of Shareholders to be Held
                          Wednesday, September 22, 1999
                   ------------------------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IntraNet Solutions, Inc. (the "Company") for use at the annual meeting of the shareholders to be held at the Minnetonka Marriott Southwest Hotel, 5801, Opus Parkway, Minnetonka, MN 55343 on September 22, 1999 at 3:30 p.m., and at any adjournment thereof.

         All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted (i) for the election of the nominees for director named herein; (ii) in favor of the adoption of the IntraNet Solutions, Inc. Employee Stock Purchase Plan; (iii) in favor of the proposed amendment to the Company's Articles of Incorporation; and (iv) will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.

         Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice to the Secretary of the Company.

         The Board of Directors of the Company has fixed the close of business on July 14, 1999 (the "Record Date") as the date for determining the holders of outstanding shares of common stock entitled to notice of, and to vote at, the annual meeting. On that date, there were 15,112,561 shares of the Company's common stock issued and outstanding. Each such share of common stock is entitled to one vote at the meeting. The Notice of Annual Meeting, this Proxy Statement and the form of proxy are first being mailed to shareholders of the Company on or about August 12, 1999.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Five directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified. All of the persons listed below are now serving as directors of the Company. All of the persons listed below have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:

         Robert F. Olson, age 42, founded the Company's business and has served as President, Chief Executive Officer and Chairman of the Board of IntraNet Solutions and its predecessor company since 1990. From 1987 to 1990, he served as the General Manager of the Greatway Communications Division of Anderberg-Lund Printing Company, an electronic publishing sales and service organization. Prior to that time, Mr. Olson held management and marketing positions in several electronic publishing service organizations.

         Gregg A. Waldon, age 38, has served as the Company's Chief Financial Officer, Treasurer and Secretary, and as a director, since April 1999. From 1992 to April 1999, he held various financial management positions with GalaGen Inc., a publicly traded biopharmaceutical company, where he served as Chief Financial Officer since November 1994. Prior to that time, Mr. Waldon was employed by PricewaterhouseCoopers LLP.

         Ronald E. Eibensteiner, age 45, has served as a director of IntraNet Solutions since March 1996. He has been President of Wyncrest Capital, Inc., a venture capital firm that he founded, since 1990. Mr. Eibensteiner is a director of OneLink Communications, Inc., a company that specializes in transforming raw telecommunications data into visual business intelligence.

         Kenneth H. Holec, age 43, has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of ShowCase Corporation, a supplier of data warehousing systems, since November 1993. From 1985 to 1993, Mr. Holec served as President and Chief Executive Officer of Lawson Associates, Inc., a developer of financial and human resource management software products.

         Steven C. Waldron, age 50, has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of St. Paul Software, Inc., a provider of e-commerce software and transaction processing services, since November 1997. From 1992 to March 1995, he was president of Innovex, Inc., a diversified technology company. Prior to that time, Mr. Waldron served as President and Chief Executive Officer of Norstan, Inc., a supplier of telecommunications hardware and software, which he co-founded.

THE BOARD AND ITS COMMITTEES

         The Board of Directors met four times and took action by written action in lieu of a meeting 10 times during the year ended March 31, 1999.

         The Company maintains an Audit Committee to review the scope and results of the annual audit and other accounting related services. The Audit Committee currently consists of Messrs. Eibensteiner, Holec and Waldron. The Audit Committee formerly consisted of Messrs. Paul Anderson, Eibensteiner and David Koentopf, until Messrs Anderson's and Koentopf's resignations from the Board on November 4, 1998 and August 1, 1998, respectively. The former Audit Committee took action twice by written action during the year ended March 31, 1999.

         The Company also maintains a Compensation and Stock Option Committee to provide recommendations concerning salaries, stock options and incentive compensation for officers and employees of the Company. The members of the Compensation and Stock Option Committee are Messrs. Eibensteiner, Holec and Waldron. The Compensation and Stock Option Committee took action seven times by written action during the year ended March 31, 1999.

         Each director attended more than 75 percent of the meetings of the Board of Directors and Board committees on which he serves.

         Members of the Board of Directors who are not employees of the Company are eligible to receive stock option grants under the 1997 Director Stock Option Plan. No options were granted under the plan during the fiscal year ended March 31, 1999.

PROXIES AND VOTING

         The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of common stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the five nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

         All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

         The Company has outstanding one class of voting securities, common stock, $0.01 par value, of which 15,112,561 shares were outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of shares of common stock by each director of the Company, each nominee for director, each of the executive officers listed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.


                                                                                              PERCENT OF
                                                          NUMBER OF SHARES                   OUTSTANDING
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED                     SHARES
------------------------------------------------- ---------------------------------- ----------------------------

Robert F. Olson (1)                                            3,385,382                         22.2%
Jeffrey J. Sjobeck (2)                                            61,929                          *
Ronald E. Eibensteiner(3)                                        464,660                          3.0%
Kenneth H. Holec (4)                                              10,000                          *
Steven C. Waldron (4)                                             10,000                          *
Perkins Capital Management,
730 East Lake Street,                                            952,635                          6.1%
Wayzata, MN 55391 (5)
All directors and executive officers as a group                3,870,042                         25.1%
(6 persons) (6)

----------

* Less than 1%.

(1) Includes 35,714 shares owned by Mr. Olson's spouse, 50,000 shares issuable upon exercise of a warrant held by Mr. Olson and 84, 619 shares issuable upon exercise of a warrant owned by a trust for the benefit of Mr.
Olson's minor children.

(2) Includes 61,929 shares issuable upon exercise of options owned by Mr.
Sjobeck.

(3) Includes 316,588 shares owned by an investment fund owned and managed by Mr. Eibensteiner and 137,072 shares issuable upon exercise of options and warrants owned by Mr. Eibensteiner.

(4) Represents shares issuable upon exercise of options.

(5) Ownership is based on information contained in a Schedule 13G filed with the SEC on February 11, 1999. Includes 520,716 shares issuable upon exercise of options and warrants owned by Perkins Capital Management.

(6) Includes the shares issuable upon exercise of the options and warrants described in the footnote above.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table presents the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the other executive officer of the Company who received salary and bonuses in excess of $100,000 for the fiscal year ended March 31, 1999.

                           SUMMARY COMPENSATION TABLE



                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                              ------------------
                                                  ANNUAL COMPENSATION(1)          SECURITIES
                                       FISCAL     ----------------------          UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY($)     BONUS($)           OPTIONS         COMPENSATION($)(1)
---------------------------             ----      ---------     --------           -------         ------------------
ROBERT F. OLSON,                        1999        168,175          --                --               13,067
PRESIDENT AND CHIEF EXECUTIVE           1998        155,000          --                --               10,492
OFFICER                                 1997        141,793          --                --                   --

JEFFREY J. SJOBECK(2)                   1999        106,720          --                --                   --
CHIEF FINANCIAL OFFICER,                1998        100,000          --            10,000                   --
TREASURER AND SECRETARY                 1997         82,291       2,100            12,500                   --


(1) Represents matching contributions by the Company under its 401(k) Savings Incentive Plan, term life and disability insurance premiums.

(2) Mr. Sjobeck resigned on April 2, 1999.

                  AGGREGATED FISCAL 1999 YEAR-END OPTION VALUES


                                NUMBER OF UNEXERCISED OPTIONS AT          VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                         MARCH 31, 1999                               AT MARCH 31, 1999
                                         ---------------                              -----------------
NAME                           EXERCISABLE           UNEXERCISABLE            EXERCISABLE           UNEXERCISABLE
----                           -----------           -------------            -----------           -------------
ROBERT F. OLSON                      --                     --                $     --               $     --
JEFFREY J. SJOBECK               61,929                 30,529(1)              376,716                166,628(1)


(1) As a result of Mr. Sjobeck's resignation in April 1999, these options will not become exercisable and will return to the available option pool under the 1994-1997 Stock Option and Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Stock Option and Compensation Committee (the "Compensation Committee") consists of Messrs. Eibensteiner, Holec and

 Waldron. There were no "interlocks" within the meaning of the rules and regulations of the SEC.

EMPLOYMENT AGREEMENTS

         In July, 1996, the Company entered into three-year employment agreements with Robert F. Olson, our President and Chief Executive Officer. Mr. Olson receives an annual base salary of $155,000, subject to annual increases, and has the opportunity to earn performance-related bonuses. Pursuant to this agreement, Mr. Olson has agreed not to compete with the Company for a two-year period after any termination of employment. In the event of his termination without cause, Mr. Olson will be entitled to receive severance compensation equal to the greater of six months of his then current base salary or the balance of the compensation due and owing to him under his employment agreement.

         In April 1999, the Company entered into a two-year employment agreement with Gregg A. Waldon, its Chief Financial officer, Treasurer and Secretary. Mr. Waldon receives a minimum base salary of $125,000, subject to annual increases, plus annual performance bonuses of up to $40,000. Mr. Waldon has agreed not to compete with the Company during his employment and for a period of nine months following his termination from employment. In the event of a change in control or his termination of employment without cause, Mr. Waldon will receive severance pay equal to 180 days of his then current base salary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives generally have been made by the Compensation and Stock Option Committee of the Board (the "Committee"). Each member of the Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Committee addressing the compensation policies for the Company for the year ended March 31, 1999 as they affected the Company's executive officers.

         The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Committee believes to be consistent with others in the Company's industry.

         There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

                  -  Base salary compensation

                  -  Annual incentive compensation
                  -  Stock options

         Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

         Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

         Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Committee of executive management's performance, as well as market conditions.

         Awards of stock grants under the Stock Option and Compensation Plan (the "Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives and other key employees. The Plan also permits the Committee to grant stock options to key personnel.

         The Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

                  Ronald E. Eibensteiner, Chairman
                  Kenneth H. Holec
                  Steven C. Waldron

                          COMPARATIVE STOCK PERFORMANCE

         The comparative stock performance graph below compares the cumulative shareholder return on the common stock of the Company for the period from July 31, 1996 (the effective date of the merger into a publicly traded company, the name of the surviving company of which was changed into IntraNet Solutions, Inc.) through March 31, 1999 with the cumulative total return on (i) the CRSP Total Return Index for The Nasdaq Stock Market (US) and (ii) the Nasdaq Computer & Data

 Processing Services Stocks Index. The table assumes the investment of $100 in the Company's common stock, the CRSP Total Return Index for the Nasdaq Stock Market (US), the Nasdaq Computer & Data Processing Services Stocks Index on July 31, 1996, and the reinvestment of all dividends through the last trading day of the years ended March 31, 1997, March 31, 1998 and March 31, 1999.


                                              JULY 31,        MARCH 31,       MARCH 31,       MARCH 31,
                                                1996            1997            1998            1999
                                         ---------------- --------------- ---------------- ----------------
INTRANET SOLUTIONS, INC.                        $100         $ 28.906         $ 39.063         $ 51.563

CRSP TOTAL RETURN INDEX FOR THE                 $100         $112.777         $170.967         $230.107
    NASDAQ STOCK MARKET (US)

NASDAQ COMPUTER & DATA PROCESSING               $100         $109.919         $192.147         $312.302
    SERVICES  STOCKS INDEX


                                 PROPOSAL NO. 2
                    ADOPTION OF THE INTRANET SOLUTIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         On June 11, 1999, the Board of Directors adopted, subject to shareholder approval, the IntraNet Solutions, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Board of Directors believes that the ownership of the Company's common stock by employees is a desirable and useful means to strengthen further the interests of the employees and the future success of the Company. A copy of the Employee Stock Purchase Plan is attached as Exhibit A, and reference is made thereto for a complete statement of the terms and provisions thereof.

         Subject to certain exceptions set forth in the Employee Stock Purchase Plan, each regular, full-time employee or part-time employee with customary employment of at least 20 hours per week (including officers and employee Directors but not including non-employee Directors or holders of five percent or more of the total combined voting power or volume of all classes of stock of the Company), of the Company is eligible to participate in the Employee Stock Purchase Plan. In order to participate in the Employee Stock Purchase Plan, an eligible employee must execute and deliver to the Company certain authorization forms directing a payroll deduction of a specified whole percentage of his or her base and/or incentive compensation. Participants may elect to apply different percentages to base and incentive compensation, but in neither case may the percentage exceed 10 percent. The maximum dollar value of shares that a participating employee may purchase per year under the Plan is $25,000. If approved by the Company's shareholders, the IntraNet Solutions, Inc. Employee Stock Purchase Plan shall commence on January 1, 2000.

         Payroll deductions will be credited to an individual account for each participating employee. No interest will be payable with respect to any amounts credited to such accounts. During each offering period (as described in the Employee Stock Purchase Plan) each participating employee will be granted a non-transferable right to purchase a number of full shares of the Company's common stock. The per share purchase price for the common stock purchased pursuant to the Employee Stock Purchase Plan will equal eighty-five percent of the lower of the fair market value (determined as closing sales price on the Nasdaq National Market) of a share of common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period. The fair market value of a share of the Company's common stock on July 14, 1999, was $9.25.

         The Employee Stock Purchase Plan will be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee may adopt, amend and rescind rules and regulations not inconsistent with the Employee Stock Purchase Plan and they will interpret and construe the Employee Stock Purchase Plan. Each Participant will be provided with a periodic statement showing the cash withheld and invested, purchase price per share and shares purchased.

         The Board of Directors may terminate the Employee Stock Purchase Plan at any time. Any such termination will not impair any purchase rights which are to be granted prior to such termination. Unless sooner terminated, the Employee Stock Purchase Plan will terminate when the maximum number of shares covered by the Employee Stock Purchase Plan has been purchased. The Board may also amend the Employee Stock Purchase Plan from time to time in any respect in order to meet changes and legal requirements or for any other reasons.

         The total number of shares of common stock that may be subject to options issued pursuant to the Employee Stock Purchase Plan is 750,000. This number and the terms of outstanding options are subject to adjustment as described in the Employee Stock Purchase Plan.

Federal Tax Consequences

         If shares of common stock purchased by a Participant pursuant to an exercise of purchase rights granted under the Employee Stock Purchase Plan are not disposed of within two years after the date of the grant of such purchase rights or one year after the transfer of shares to the participant (the "holding period"), such exercise will result in no immediate taxable income to such Participant. Upon later disposition of such shares, however, or if such Participant should die while owning such shares, there will be recognized to such Participant compensation disposition or death occurs, in an amount equal to the lesser of (a) 15 percent of the fair market value of the shares at the time the purchase rights were granted or exercised, whichever is less, or (b) the disposition or death exceeded the purchase price. Any further gain (or any loss) would be considered gain (or loss) from the sale of a capital asset. If the holding requirements described above are satisfied, neither the Company nor any participating subsidiary will be entitled to any deduction for Federal income tax purposes with respect to shares transferred to a Participant pursuant to the exercise of purchase rights.

         If shares acquired pursuant to the exercise of purchase rights granted under the Employee Stock Purchase Plan are disposed of by a Participant (other than by reason of death) before expiration of the holding period, then such Participant will be treated as having received compensation by reason of the exercise of such purchase rights in respect of such shares in an amount equal to the difference between the purchase price of such shares and their fair market value on the date of such exercise. Such amount must be taken into account by the Participant as ordinary income in computing taxable income for the taxable year in which such disqualifying disposition occurs. Any amount treated as compensation by reason of such a disqualifying disposition will increase the Participant's income tax basis for computing gain or loss on such disposition (after taking into account such basis adjustment) will be capital gain or loss and will be long-term if the Participant's holding period for the stock is more than one year.

         If a disqualifying disposition should occur, the Company or the participating subsidiary by which the Participant is employed will be entitled to a deduction for its taxable year in which such disposition occurs, in the same amount as the amount includable as compensation in the gross income of the Participant making such disposition.

         The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the Participants in the Employee Stock Purchase Plan or the Company, or to describe tax consequences based on particular circumstances. It is based on Federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

PROXIES AND VOTING

         The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of common stock of the Company present and entitled to vote or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for approval of the Plan. A shareholder who abstains is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote shall not be considered present and entitled to vote. All shares represented by proxies will be voted FOR the Proposal unless a contrary choice is specified.

                                 PROPOSAL NO. 3
              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

         The Company's Articles of Incorporation at present authorizes the issuance of 25,000,000 shares of capital stock. For the reasons set forth below, the Board of Directors believes the Company's Articles of Incorporation should be amended to authorize the issuance of up to 50,000,000 shares of capital stock. The text of the proposed amendment is set forth in Exhibit B to the Proxy Statement.

         The Board of Directors believes that amending the Articles of Incorporation to permit the Board to issue up to 50,000,000 shares of capital stock, including one or more classes or series of preferred stock, will provide the Company with much-needed flexibility to satisfy the Company's future financing requirements. The Board is not currently considering the issuance of capital stock for any such financing purposes and has no present intention to issue any class or series of preferred stock.

         The Company could also issue additional shares of capital stock for other corporate purposes, such as to make acquisitions or structure mergers, although no issuances for such purposes are contemplated at the present time. If the proposed amendment is approved, the Board will be able to specify the precise characteristics of any class or series of preferred stock to be issued, depending upon current market conditions and the nature of specific transactions.

         All shares represented by proxies will be voted FOR the proposal to amend the Company's Articles of Incorporation to authorize the Board of Directors to issue up to 50,000,000 shares of capital stock unless otherwise specified.

                              SHAREHOLDER PROPOSALS

         All proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its executive offices on or before April 14, 2000.

         If the Company is not provided notice of a shareholder proposal which the shareholder has not previously sought to include in the Company's proxy statement by June 28, 2000, the management proxies will be allowed to use their discretionary voting authority when the matter is raised at the meeting, without any discussion of the matter in the proxy statement.

                 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE WITH
              SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten per cent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended March 31, 1999 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten per cent beneficially owners were complied with except for one late Form 4 filing.

                                                                       EXHIBIT A

                            INTRANET SOLUTIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         1. Purpose and Scope of Plan. The purpose of the IntraNet Solutions, Inc. Employee Stock Purchase Plan (the "Plan") is to provide the employees of IntraNet Solutions, Inc. (the "Company") and its affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

         2.       Definitions.

                  2.1 Whenever used in the Plan:

                  (a) "Affiliate" means any parent or subsidiary corporation of the Company, as defined in Sections 424(e) and 424(f) of the Code.

                  (b) "Base Compensation" means the gross cash compensation (including wage, salary, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment, but excluding all Incentive Compensation, expense allowances (including, without limitation, moving expense allowances), and compensation payable in a form other than cash; provided that such compensation will be determined without regard to any earnings reduction agreements made pursuant to (i) a qualified cash or deferred arrangement under Section 401(k) of the Code or (ii) a cafeteria plan established under Section 125 of the Code.

                  (c) "Board of Directors" means the board of directors of the Company.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" means the Compensation Committee of the Board of Directors.

                  (f) "common stock" means the common stock, par value $.01 per share, of the Company.

                  (g) "Company" means IntraNet Solutions, Inc.

                  (h) "Compensation" means the sum of a Participant's Base Compensation and his or her Incentive Compensation.

                  (i) "Eligible Employee" means any employee of the Company or an Affiliate (i) who is a full-time employee, or (ii) who is a part-time employee with customary employment of at least 20 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

                  (j) "Fair Market Value" as of any date means:

                  (i) the closing sale price of a share of common stock on the date specified or, if no sale of shares of common stock shall have occurred on that date, on the next preceding day on which a sale occurred of shares, on the National Association of Securities Dealers, Inc. Automated Quotations National Market System ("NMS"), or

                  (ii) if the shares of common stock are not quoted on the NMS, what the Committee determines in good faith to be the fair market value of a share of common stock on that date.

If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423(b) of the Code, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14 hereof.

                  (k) "Incentive Compensation" means compensation paid to a Participant pursuant to any incentive compensation plan or arrangement of the Company or in the form of commissions.

                  (l) "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

                  (m) "Plan" means this IntraNet Solutions, Inc. Employee Stock Purchase Plan.

                  (n) "Purchase Period" means the period of January 1, 2000 to December 31, 2000, the period of July 1, 2000 to December 31, 2000 and thereafter the twelve and six-month periods beginning on January 1 and July 1 of each year, respectively, and ending on December 31 of each year.

                  (o) "Stock Purchase Account" means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

         3. Scope of the Plan. Options to purchase shares of common stock may be granted by the Company to Eligible Employees during the period commencing January 1, 2000 and ending December 31, 2008 as hereinafter provided, but not more than 750,000 shares of common stock (subject to adjustment as provided in Section 14 hereof) shall be purchased pursuant to such options. All options granted pursuant to the Plan shall be subject to the same terms, conditions, rights, and privileges. The shares of common stock delivered by the Company pursuant to the Plan may be acquired shares having the status of treasury shares, newly issued shares, or both.

         4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an enrollment form with the Committee in advance of the Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in the Purchase Period and continuing until the Eligible Employee withdraws from the Plan or ceases to be an Eligible Employee.

         5. Amount of common stock Each Eligible Employee May Purchase.

            5.1 Subject to the provisions of the Plan, each Eligible Employee shall be offered the option to purchase on the last day of the Purchase Period the largest number of whole shares of common stock that can be purchased at the price specified in Section 5.2 hereof with the entire credit balance in the Participant's Stock Purchase Account; provided however, (i) that no more than 5,000 shares of common stock may be purchased under the Plan by any one Participant for each calendar year and (ii) that the Fair Market Value (determined on the first day of any Purchase Period) of shares of common stock that may be purchased by a Participant during such Purchase Period shall not exceed the excess, if any, of (a) $25,000 over (b) the Fair Market Value (determined on the first day of the relevant Purchase Period) of shares of common stock previously acquired by the Participant in any prior Purchase Period during such calendar year. Notwithstanding the foregoing, no Eligible Employee shall be granted an option to acquire shares of common stock under this Plan which permits the Eligible Employee's rights to purchase shares of common stock under this Plan and all other "employee stock purchase plans" within the meaning of Section 423(b) of the Code maintained by the Company and the Affiliates to accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, which is to be applied as a dollar limit per Purchase Period. If the purchases by all Participants would otherwise cause the aggregate number of shares of common stock to be sold under the Plan to exceed the number specified in Section 3 hereof, however, each Participant shall be allocated a ratable portion of the maximum number of shares of common stock which may be sold.

            5.2 The purchase price of each share of common stock sold pursuant to the Plan will be the lesser of (i) 85% of the Fair Market Value of such share on the first business day of the Purchase Period or (ii) 85% of the Fair Market Value of such share on the last business day of the Purchase Period.

         6. Method of Participation.

            6.1 The Committee shall give notice to Eligible Employees of each offering of options to purchase shares of common stock pursuant to the Plan and the terms and conditions for each offering. Such notice is subject to revision by the Company at any time prior to the date of grant of the option. The first day of a Purchase Period is the date contemplated by the Company as the date of grant of the option to purchase such shares.

            6.2 Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing an election form developed by the Committee. An Eligible Employee may elect different withholding percentages for Base Compensation and for Incentive Compensation, provided that the withholding percentage as to each must always be a whole percentage from 0% to 10%. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the commencement of the Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from the Plan, modifies his or her authorization, or terminates his or her employment with the Company, as hereinafter provided. An Eligible Employee may not participate simultaneously in the Purchase Periods beginning January 1 and ending December 31 and beginning July 1 and ending December 31 in the same calendar year.

            6.3 Any Eligible Employee who does not make a timely election as provided in Section 6.2 hereof shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.

         7. Stock Purchase Account.

            7.1 The Company shall maintain a Stock Purchase Account for each Participant. Payroll deductions pursuant to Section 6 hereof will be credited to such Stock Purchase Accounts on each payday.

            7.2 No interest will be credited to a Participant's Stock Purchase Account.

            7.3 The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company.

            7.4 A Participant may not make any separate cash payment into his or her Stock Purchase Account.

         8. Right to Adjust Participation or to Withdraw.

            8.1 A Participant may, at any time during a Purchase Period, direct the Company to make no further deductions from his or her Compensation or to reduce or increase the amount of such deductions. Upon either of such actions, future payroll deductions with respect to such Participant shall cease or be reduced or increased in accordance with the Participant's direction.

            8.2 Any Participant who stops payroll deductions may not thereafter resume payroll deductions for the Purchase Period, and any Participant who decreases or increases payroll deductions may not thereafter further decrease or increase such deductions for the Purchase Period, except that he or she may stop further deductions.

            8.3 At any time before the end of a Purchase Period, any Participant may also withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant's Stock Purchase Account will be paid to the Participant, without interest, in cash within 60 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

            8.4 Notification of a Participant's election to reduce, increase or terminate deductions, or to withdraw from the Plan, shall be made by the filing of an appropriate notice to such effect with the Committee.

         9. Termination of Employment. If the employment of a Participant is terminated for any reason, including termination because of death, permanent disability, or retirement at or after age 65, the Company shall refund in cash all amounts credited to his or her Stock Purchase Account.

         10. Exercise of Option and Purchase of Shares.

             10.1 As of the last day of the Purchase Period, the entire credit balance in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of common stock purchasable with such amount (subject to the limitations of Section 5 hereof) unless the Participant has filed an appropriate form with the Committee in advance of that date (which either elects to purchase a specified number of whole shares which is less than the number described above or elects to receive the entire credit balance in cash).

             10.2 Any amount remaining in a Participant's Stock Purchase Account after such purchase (or the entire credit balance if the Participant elected not to purchase any shares) will be paid to the Participant in cash within 60 days after the end of the Purchase Period.

             10.3 As soon as practicable after the close of the Purchase
Period, certificates for the number of whole shares of common stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her.

         11. Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until he or she actually has paid the purchase price for such shares and certificates have been issued to him or her in accordance with
Section 10.

         12. Rights Not Transferable. A Participant's rights under the Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, or transfer the same shall be null and void and without effect. The amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged, or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation, or other disposition of such amounts will be null and void and without effect.

         13. Administration of the Plan.

             13.1 The Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation, and application of the Plan, and all such determinations shall be conclusive and binding on all parties.

             13.2 If any option granted under the Plan shall lapse or terminate unexercised, the number of shares of common stock covered thereby shall again become available for sale under the Plan.

         14. Adjustment Upon Changes in Capitalization. In the event of any change in the common stock of the Company by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under the Plan, and the number, class, and purchase price of shares under option but not yet purchased under the Plan, shall be adjusted appropriately by the Committee.

         15. Registration of Certificates. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form.

         16. Amendment of Plan. The Board of Directors may at any time amend the Plan in any respect which shall not adversely affect the rights of Participants pursuant to options accepted under the Plan, except that, without shareholder approval on the same basis as required by
Section 19.1, no amendment shall be made (i) to increase the number of shares to be reserved under the Plan, (ii) to decrease the minimum purchase price, (iii) to withdraw the administration of the Plan from the Committee, or (iv) to change the definition of employees eligible to participate in the Plan.

         17. Effective Date of Plan. The Plan shall consist of an offering commencing January 1, 2000 and ending December 31, 2000, an offering commencing July 1, 2000 and ending December 31, 2000, and thereafter consecutive semi-annual offerings commencing January 1 and July 1 of each year and ending on December 31 of such year, respectively. All rights of Participants in any offering hereunder shall terminate at the earlier of the conclusion of the last Purchase Period authorized herein ending on December 31, 2008 or:

             17.1 on the day that Participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares remaining available for purchase; or

             17.2 at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all Participants.

Upon termination of the Plan, shares of common stock, in accordance with Section 10, shall be issued to Participants and cash, if any, remaining in the Participants' Stock Purchase Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

         18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under the Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale, or transfer of the shares of common stock reserved for the Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of common stock purchasable under options on the last day of the Purchase Period applicable to such options, and if such a registration statement shall not then be effective, the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to the National Association of Securities Dealers, Inc. covering the shares of common stock under the Plan upon official notice of issuance.

         19. Miscellaneous.

             19.1 The Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under the Plan.

             19.2 Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural, and the plural may be read as the singular.

             19.3 The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

             19.4 Delivery of shares of common stock or of cash pursuant to the Plan shall be subject to any required withholding taxes. A person entitled to receive shares of common stock may, as a condition precedent to receiving such shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

                                                                       EXHIBIT B



                          TEXT OF PROPOSED AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            INTRANET SOLUTIONS, INC.


         Article III, Section A of the Articles of Incorporation of IntraNet Solutions, Inc. is hereby amended by deleting the language set forth therein and replacing such language with the following:

         A. The Corporation is authorized to issue fifty million shares of capital stock, having a par value of one cent per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

                                                           INTRANET SOLUTIONS
                                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 22, 1999

     The undersigned, a shareholder of IntraNet Solutions, Inc. (the "Company"), hereby appoints Robert F. Olson and Gregg A.
Waldon, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of IntraNet Solutions, Inc. to be held at the Marriott Southwest Hotel, Minnetonka, Minnesota, on Wednesday, September 22, 1999, at 3:30 p.m., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:

1.   ELECTION OF    [ ] FOR all nominees (except as marked      [ ] WITHHOLD AUTHORITY
     DIRECTORS:         to the contrary below)                      to vote for all nominees listed below

     ROBERT F. OLSON, GREGG A. WALDON, RONALD E. EIBENSTEINER, KENNETH H. HOLEC AND STEVEN C.
     WALDRON

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------------------------------------

2.   ADOPTION OF THE INTRANET SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN AND
     RESERVATION OF 750,000 SHARES FOR ISSUANCE THEREUNDER.

YES [ ]                         NO [ ]                      ABSTAIN [ ]


3.   APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
     SHARES OF CAPITAL STOCK ISSUABLE BY THE COMPANY TO 50,000,000.

YES [ ]                         NO [ ]                      ABSTAIN [ ]

4.   Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE
          ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS,
   THE PROPOSAL TO ADOPT THE INTRANET SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE
      PLAN, AND THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION.

          (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)

        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors, FOR the proposal to adopt the IntraNet Solutions, Inc. Employee Stock Purchase Plan and the reservation for issuance thereunder of 750,000 shares of the Company's common stock, and FOR the proposal to amend the Company's Articles of Incorporation to increase the number of shares of capital stock issuable by the Company from 25,000,000 to 50,000,000.

                                                 Dated   , 1999

                                                 ---------------------------

                                                 ---------------------------
                                                 (SHAREHOLDER MUST SIGN
                                                 EXACTLY AS THE NAME APPEARS
                                                 AT LEFT. WHEN SIGNED AS A
                                                 CORPORATE OFFICER,
                                                 EXECUTOR, ADMINISTRATOR,
                                                 TRUSTEE, GUARDIAN, ETC.,
                                                 PLEASE GIVE FULL TITLE AS
                                                 SUCH. BOTH JOINT TENANTS
                                                 MUST SIGN.)